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                                                                     EXHIBIT 2.2


                                     BETWEEN





                         FUNCTIONAL SOFTWARE PTY LIMITED
                                 of the one part


                                       AND


                           SENTO AUSTRALIA PTY LIMITED
                                of the other part





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                            BUSINESS ASSETS AGREEMENT

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                                 Michael Osborne
                                 and Associates
                                    LAWYERS
                          Level 21, 1 O'Connell Street
                                 Sydney NSW 2000



--------------------------------------------------------------------------------

     Telephone: 02 9241 1211 Facsimile: 02 9221 8364 DX: 1113 SYDNEY
                  Email: mosbasso@ozemail.com.au   Ref: 985122





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THIS DEED dated September 30, 1998

BETWEEN: FUNCTIONAL SOFTWARE PTY LIMITED (A.C.N. 009 421 194) of 24 Augusta Street, Willeton in the State of Western Australia (hereinafter called "the Vendor") of the one part

AND: SENTO AUSTRALIA PTY LIMITED (A.C.N. 074 678 774) (formerly known as Australian Software Innovations Services Pty Limited) of Level 6, 51 Rawson Street, Epping in the State of New South Wales ("the Purchaser") of the other part

WHEREAS:

A. The Vendor is the proprietor of a software house business known as "Functional Software" whose principal place of business is located at Suite 7, Delwyn Court, 643 Newcastle Street, Leederville in the State of Western Australia.

B. The Purchaser has agreed to purchase and the Vendor has agreed to sell certain assets of the business of the Vendor on the terms and conditions contained in this agreement.

DEFINITIONS

1.1     In this Deed the following expressions have the following meanings:

        (a)    "Agreement" or "this Agreement" means this deed;

        (b) "Agreements for Services" means the agreements of even date between the Purchaser and Michael Peter Selig and Alan Thomas Main for the provision of personal services to the Purchaser;

        (c)    "Assumed Contracts" means the contracts set out in Schedule Five;

        (d)    "Authority" means any Government or semi-Government body;

        (e) "Business" means all of the computer software business trading under the name of "Functional Software" including without limitation the Business Assets and the Intellectual Property Business Assets;

        (f) "Business Assets" means all of the computer software business owned by the Vendor including without limitation:-

                (i)    the goodwill of the Business;

                (ii) all plant, fittings, chattels and fixtures and other property used by the Vendor in connection with the Business including the property listed in Schedule One and the Vendor's interest in the Amended Contracts;


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                (iii)  all good and saleable stock in trade of the Business;

                (iv)   the Vendor's interest in the Distribution Agreements;

                (v)    the Vendor's interest in the Licence Agreements;

                (vi)   the Vendor's consultancy business;

                (vii) all client lists, suppliers lists, data bases, records information and other intellectual property of the Vendor used in connection with the Business;

                but shall exclude:-

                      (A)    the Intellectual Property Business Assets;

                      (B)    the Vendor's property listed in Schedule Seven;

                      (C)    The Vendor's cash on hand;

                      (D)    The Freeware;

                      (E) The consultancy agreement between the Vendor and Wycombe Pty Limited (A.C.N. 009 297 983);

        (g) "Business day" means any day which is not Saturday, Sunday or a public holiday;

        (h) "Claim" means, as against a person, any claim, notice, demand, action, proceeding, litigation, investigation, requisition, judgement, damage, loss, cost, expense or liability incurred or suffered by or brought or made or recovered against the person howsoever arising;

        (i) "Communication Services" means any mode of communication used in connection with the Business to communicate with clients and includes without limitation the telephone, E-mail, facsimile and web sites listed in Schedule Two.

        (j) "Completion Date" means the date of completion of this agreement which it is anticipated will be the same day as the making of this agreement;

        (k)    "Consultant" means NorthPoint Software Ventures PTE Limited;

        (l) "Consultancy Agreement" means the Agreement between the Consultant and Sento US;


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                                       4


        (m) "Consultancy Fees" means fees payable by the customers of the Vendor for software implementation, customisation, configuration and project management;

        (n) "Disclosure Statement" means the statement in Schedule Three of the Intellectual Property Business Assets Agreement;

        (o) "Distribution Agreements" means those agreements entered into by the Vendor for the distribution of the Intellectual Property Business Assets and for the distribution of other software particularised in Schedule Three;

        (p) "Freeware" means software and components of software which are available at no cost or nominal cost specified in the Disclosure Statement;

        (q) "Guarantee" means the Deed of even date between the Vendor, the Purchaser and Michael Peter Selig and Alan Thomas Main whereby Selig and Main guarantee the obligations of the Vendor;

        (r) "Intellectual Property Business Assets" has the same meaning as that term in the Intellectual Property Assets Agreement;

        (s) "Intellectual Property Business Assets Agreement" means the agreement of even date between Sento US and the Vendor for the sale to Sento US by the Vendor of the Intellectual Property Business Assets;

        (t) "Lease" means the lease of office premises at Suite 7, Delwyn Court, 643 Newcastle Street, Leederville dated 19 June, 1998 between Alfredo Antonio Misiani and Hendrika Misiani as Lessor and the Vendor as Lessee;

        (u) "Licence Agreements" means those agreements entered into by the Vendor for the licence to end users and support and maintenance of the Intellectual Property Business Assets;

        (v) "Maintenance and Support" means software maintenance and support services;

        (w) "Non-Compete Deeds" means the four Deeds between the Vendor, the Purchaser, Sento US, Michael Peter Selig, Alan Thomas Main and Howard Haythornthwaite, whereby the Vendor, Main, Selig and Haythornthwaite agree not to compete against the Purchaser;

        (x) "Other Transaction Documents" means the Agreements for Services, the Intellectual Property Business Assets Agreement, the Consultancy Agreement, the Guarantee, and the Non-Compete Deeds;

        (y) "Purchase Order" means an order in writing placed with the Business or a distributor for the procurement of a licence of an Intellectual Property Asset and/or Maintenance and Support fees or Consulting Services;


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                                       5


        (z)    "Sento US" means Sento Corporation, a Utah Corporation;

        (aa) "Stock" means unregistered shares of the common stock of SentoUS, a Utah Corporation;

        (bb) "Total Consideration" means the aggregate sum actually paid by the Purchaser and Sento US to the Vendor or any other party to the Other Transaction Documents whether on the making of this Agreement or after the making of this Agreement in consideration of the purchase of the Intellectual Property Business Assets, the Business Assets, the Consultancy Agreement and the Non Compete Deeds, but excludes any amount payable under the Agreements for Services.

INTERPRETATION

1.2     (a)    Words expressed in the singular include the plural and vice versa.

        (b) Words expressed in one gender include the other genders, as is appropriate in the context.

        (c)    A reference to "person" includes a corporation.

        (d) This Agreement is governed and construed in accordance with the law of Western Australia.

        (e) If any provision contained in this Agreement is or becomes legally ineffective, under the general law or by force of legislation, the ineffective provision shall be severed from this Agreement which otherwise continues to be valid and operative.

        (f) Two or more parties to this Agreement who represent the same interest, as Vendor or Purchaser, assume the liability to comply with their obligations under this Agreement jointly, and in addition each of them assumes those obligations severally.

        (g) If under the provisions of this Agreement or under any notice or demand anything is required to be done on a day which is not a Business day, the day or the last day for compliance is deemed to be the immediately following Business day.

        (h) Headings are for guidance only and shall not form part of this Agreement.

        (i)    Reference to "$" or "Dollars" is reference to Australian dollars.


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                                       6



2.      SALE OF BUSINESS ASSETS

2.1 The Purchaser agrees to buy and the Vendor agrees to sell the Business Assets in accordance with the terms and conditions of this Agreement.

2.2 The Business Assets are sold free from encumbrances, charges and liens but are subject to the matters referred to in the Disclosure Statement.

2.3 Title to the Business Assets shall pass from the Vendor to the Purchaser on the completion of this Agreement.

3.      CONSIDERATION

3.1 On completion of this agreement, the Purchaser shall pay to the Vendor in consideration of the sale of the Business Assets $292,950.00.

3.2 The parties agree the Consideration shall be apportioned on the Business Assets as follows:-

        (a)    Goodwill -                      $172,950.00

        (b)    Plant, fixtures and fittings -  $120,000.00

4.      POSSESSION AND ADJUSTMENTS

4.1 The Vendor shall give possession of the Business Assets to the Purchaser on completion of this Agreement.

4.2 The Vendor warrants that those items of plant, fittings and chattels comprising the Business Assets are in a complete state of severance except as otherwise indicated in the Schedule One.

4.3 The Vendor will remain in possession of the Business and will manage the same as a going concern in a proper manner until completion of this Agreement and shall sign and execute all documents and do all things reasonably required for putting the Purchaser in possession and enjoyment of the Business Assets and for performing this Agreement.

4.4 The Vendor agrees that pending completion the stock in trade of the Business shall not be offered for sale or licence at prices less than the prevailing prices or rates for such goods or otherwise than in the normal course of business without the prior consent of the Purchaser. The Vendor shall not between the date of this Agreement and completion thereof dispose or part with possession of any of the Business Assets without the prior written consent of the Purchaser.

4.5 The Vendor shall pay or bear all charges and amounts due for rent, gas, electricity, telephone and other outgoings in respect of the Business up to the date of completion on and from which date the Purchaser shall pay or bear the



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                                       7


        same to the extent they relate to the Business Assets and any necessary apportionment shall be made on completion.

4.6 The income of the Business shall be apportioned in accordance with clauses 4.6 - 4.15

4.7 In respect of the licence fees payable in respect of the Licence Agreements, OSM Agreements or the use of the Intellectual Property Business Assets, if the Purchase Order is received before the date of this Agreement, then any fees payable thereunder are the property of the Vendor and if the Purchase Order is received after the date of this Agreement, any fees payable thereunder are the property of the Purchaser and otherwise there shall be no apportionment between the parties.

4.8 In respect of all Maintenance and Support fees received or payable (including under the OSM Agreements) if such Maintenance and Support Fees relate to a period commencing on or after 1 October, such Maintenance and Support Fees shall be the property of the Purchaser.

4.9 In respect of Maintenance and Support Fees (but excluding Maintenance and Support Fees payable under the OSM Agreements) which relate to a period commencing before 1 October, 1998 and which have been both billed and paid to the Vendor before 1 October, 1998, such maintenance and support fees shall be the property of the Vendor and there will be no apportionment between the parties.

4.10 In respect of Maintenance and Support Fees (but excluding Maintenance and Support Fees payable under the OSM Agreements) which:-

        (a)     Relate to a period commencing before 1 October, 1998; and

        (b)     are unpaid

        then a pro rata apportionment shall be made for the period for which the Maintenance and Support Fees are payable over time as necessary and all of the payment relating to the period up to and including 30 September, 1998 and half the amount relating to the period after 30 September, 1998 shall be paid to the Vendor and half the amount relating to the period after 30 September, 1998 shall be paid to the Purchaser provided that no amount shall be due to the Purchaser or the Vendor pursuant to this clause 4.10 until the Maintenance and Support Fees have been paid.

4.11 In respect of Maintenance and Support Fees payable pursuant to the OSM Agreements which:-

        (a)    are payable by OSM for the quarter ending 30 September, 1998; and

        (b)     Relate to a period commencing before 1 October, 1998;


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                                       8


        then a pro rata apportionment shall be made for the period for which the Maintenance and Support Fees are payable over time as necessary and all of the payment relating to the period up to and including 30 September, 1998 and half the amount relating to the period after 30 September, 1998 shall be paid to the Vendor and half the amount relating to the period after 30 September, 1998 shall be paid to the Purchaser provided that no amount shall be due to the Purchaser or the Vendor pursuant to this clause 4.11 until the Maintenance and Support Fees have been paid by OSM.

4.12 In respect of any Consultancy Fees payable to the Vendor, where the Purchase Order is received before the date of this Agreement and work has commenced before the date of this Agreement, but the work has not been completed by the date of this Agreement, then the Consultancy Fees are to be apportioned between the Vendor and Purchaser and the Vendor shall receive that proportion of the particular Consultancy Fee being the proportion that the value of work undertaken before the date of this Agreement bears to the total value of the work for the particular Consultancy Fee and the value of work shall be determined by the number of hours recorded as expended on the particular matter at a chargeout rate of the persons undertaking the work at the rate which normally applies as at the date of completion of this Agreement. No amount shall be due to the Vendor or the Purchaser pursuant to this clause 4.12 until the Consultancy Fees have been paid.

4.13 The Purchaser shall promptly account to the Vendor for any income received from the Business after the date of this Agreement which is the property of the Vendor and the Vendor shall promptly account to the Purchaser for any income received from the Business after the date of this Agreement which is the property of the Purchaser. The Purchaser shall:-

        (a) Use its best endeavours to collect all fees due to the Business (but shall not be required to commence recovery action);

        (b) conduct the Business in a proper and businesslike manner, including providing consultancy services and maintenance in accordance with its contractual obligations.

4.14 The Purchaser acknowledges that the licence fees which are to be billed and paid as particularised in Schedule Eight will, notwithstanding any other term of this Agreement, remain the property of the Vendor. The Purchaser agrees it will at the request of the Vendor issue accounts for the Licence fees in respect of those matters set out in Schedule Eight and will, on receipt of such funds, promptly account to the Vendor for the monies so received.

4.15 In this clause 4 "OSM Agreements" means the Distribution Agreement between the Vendor as Owner and Open Systems Management Inc. dated 14 October, 1997 and the Distribution Agreement between the Vendor as Owner and Open Systems Management Limited dated 14 October, 1997.


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5.      COMPLETION

5.1 Completion of this agreement shall take place immediately upon entering this Agreement or on such other date as may be mutually agreed.

5.2 A party entitled to serve a notice to complete may serve a notice requiring completion of this agreement on a day being not less than fourteen (14) days after the date of service of the notice. The notice is to be deemed both at law and in equity sufficient notice to make time of the essence of this contract notwithstanding that the party serving the notice has not made any previous request or demand for completion.

5.3     Completion of this agreement shall take place in Perth, Western
        Australia.

6.      STATE OF REPAIR AND RISK

6.1 The Business Assets shall be delivered to the Purchaser on the Completion Date in the same state of repair as at the date of this Agreement, fair wear and tear excepted, and where applicable in proper working order unless specifically disclosed in this Agreement.

6.2 Until the Completion Date, the chattels and other assets comprising the Business Assets shall be at the risk of the Vendor.

6.3 Until the Completion Date, the Vendor shall maintain the goodwill of the Business and carry it on in a proper and business-like manner.

7.      COMMUNICATION SERVICES

7.1 On completion, the Vendor will do such acts and sign such documents as shall be necessary to enable the Purchaser to apply for and obtain the Communication Services from completion.

7.2 The Vendor shall ensure that as at the date of completion all costs and expenses incurred in respect of the Communication Services have been paid. Any costs and expenses relating to a period beyond the Completion Date shall be paid by the Purchaser, and if already paid by the Vendor the parties shall make any necessary adjustment.

8.      OTHER SERVICES

8.1 All other existing services to the Business shall, subject to the consent of the suppliers, be made available for the Purchaser on completion. The Vendor will do such acts and sign such documents to enable the Purchaser to apply for and obtain the benefit of all or any of such services provided the Vendor shall be at liberty to have any deposits paid for such services refunded to it. Nothing in this


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        clause shall obligate the Purchaser to take over any existing service other than those services the subject of the Assumed Contracts.

9.      TRANSFER OF BUSINESS NAMES AND TRADEMARK

9.1     The Vendor warrants that:-

        (a) it has not registered any business names in connection with the Business other than the name "Cosmos Open Systems Management";

        (b) the Vendor is not aware of any claim against it by the registered proprietor of any business name;

        (c) it will on completion assign its interest in the business name "Cosmos Open Systems Management" to the Purchaser and deliver to the Purchaser a Notice of Assignment in the approved Form.

9.2     The Vendor warrants that:-

        (a) It is the registered proprietor of or the applicant for the trademarks as set out in Schedule Four;

        (b) these are the only trademarks that have been registered or applied for in connection with the Business;

        (c) such trademarks that have been registered have been correctly registered and such registration is current; and

        (d) the Vendor is not aware of any Claim in respect of its registration or use of the trademarks.

9.3 On or as soon as practicable after completion the Vendor will sign and deliver to the Purchaser all necessary forms to effect an assignment of its interest in the registered trademarks to the Vendor provided that the Purchaser shall be liable for all costs and expenses necessary for or incidental to giving effect to such assignment.

10.     CHANGE OF NAME

10.1 The Vendor shall on or after completion upon the written request of the Purchaser do such acts and sign such documents so as to cause the name of the Vendor to be changed to a name that does not include the words "Functional Software" or the acronym "FS" or any similar name.

10.2 The Vendor shall on or after completion sign such documents and do such acts as the Purchaser shall require to consent to:-


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        (a)    the Purchaser or a company controlled by the Purchaser changing its name to "Functional Software" or a name similar to Functional Software on or after the completion date; and/or

        (b) the Purchaser or its nominee registering as a business name the name "Functional Software" or a name similar to Functional Software on or after the completion date.

10.3 If within six months from the date of this Agreement Functional Computing pty Limited has not been wound up the Vendor shall cause that Company to change its name to a name that does not include the word "Functional" or the acronym "FS" or any similar name.

10.4 If within six months from the date of this Agreement Functional Software Asia Pacific PTE Limited and Functional Software (S) PTE Limited have not been wound up then the Vendor shall cause such companies to change their names to a name that does not include the words "Functional Software" or the acronym "FS" or any similar name.

11.     PURCHASER'S ASSUMPTION OF VENDOR'S LIABILITY

11.1 The Purchaser shall not be bound by any contract or agreement in respect of the Business other than the Assumed Contracts, the Distribution Agreements and the Licence Agreements, the Agreements for Services and the Lease.

11.2 The Purchaser will not assume any debt, Claim, liability, tax, judgment or obligation whatsoever of the Vendor except for those obligations under the Assumed Contracts, the Distribution Agreements and the Licence Agreements and the Lease.

11.3 The Vendor shall sign such documents and do such acts as shall be necessary to ensure that the Purchaser takes over the burden and benefit of the Assumed Contracts, the Distribution Agreements and the Licence Agreements as and from the Completion Date.

11.4 The Purchaser shall on and from completion indemnify and keep indemnified the Vendor in respect of all debts and liabilities arising after completion under the Assumed Contracts, the Distribution Agreements, the Lease and the Licence Agreements and will keep indemnified the Vendor against all claims and proceedings in respect thereof, unless such debt or liability arises from a breach by the Vendor of this Agreement or a breach of any of the terms of the Other Transaction Documents.

11.5 The Vendor warrants that as at the date of completion all costs and expenses incurred and all obligations to be undertaken up to the Completion Date in respect of the Assumed Contracts, the Distribution Agreements and the Licence Agreements have been paid or undertaken.


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                                       12


11.6 Any cost or expense in respect of an Assumed Contract relating to a period beyond the completion date shall be apportioned as necessary.

11.7 With the exception of the Assumed Contracts and the Distribution Agreements, the Vendor shall discharge all debts and liabilities which have been incurred by and in connection with the Business Assets (including hiring or hire purchase agreements) and which shall not have been discharged at the time of completion of this Agreement and will keep indemnified the Purchaser against all claims and proceedings in respect thereof.

11.8 The Vendor warrants that it has done such acts and obtained such consents as are required under the Distribution Agreements or any other agreement to assign to the Purchaser the Vendor's interest under the Distribution Agreements.

11.9 Subject to the terms of this Agreement and the Other Transaction Documents, the Purchaser will indemnify the Vendor and keep the Vendor indemnified against all Claims and proceedings in connection with the Business Assets or in respect of the Purchaser's obligations arising after the date of this Agreement under the Licence Agreements, the Distribution Agreements and the Assumed Contracts.

12.     INTERDEPENDENT AGREEMENTS

12.1 Completion of this Agreement is conditional upon the simultaneous completion of the Other Transaction Documents.

13.     RESTRAINT OF TRADE

13.1 On completion, the Vendor shall cause to be delivered to the Purchaser the duly executed Non Compete Deeds.

14.     EMPLOYEES

14.1 The Vendor warrants that its employees in connection with the Business are accurately set out in the Schedule Six and that their length of service and current terms of employment are accurately disclosed in the Schedule.

14.2 The Vendor shall terminate the employment of each of their employees with effect from the Completion Date and on completion (in accordance with the requirements of the relevant legislation, award or agreement) pay to each of such employees the respective amounts due to them as at that date for wages, and subject to clause 14.5, holiday pay and long service leave.

14.3 The Purchaser shall offer to re-employ all the employees of the Vendor as at the Completion Date.

14.4 The Purchaser shall notify the Vendor in writing prior to completion the names of employees that have agreed to be re-employed by the Purchaser.


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                                       13


14.5 In respect of any employee whom the Purchaser proposes to re-employ in accordance with clause 14.4, the Vendor shall on completion pay or allow to the Purchaser an amount equal to 64% of the monetary value of the annual leave and long service leave accrued by that employee as at the Completion Date. There shall be no such payment or allowance in respect of any such employees who refuse to be employed by the Purchaser. The parties agree there shall be no adjustment between them for the monetary value of the annual leave and long service leave accrued by the employees as at the Completion Date

14.6 The Purchaser shall indemnify the Vendor against any claim by an employee against the Vendor in respect of the long service leave or holiday pay or its monetary value.

15.     BUSINESS PREMISES

15.1 The Vendor shall on or as soon as practicable after completion obtain the consent of the lessor under the Lease to a transfer of the Lease from the Vendor to the Purchaser. The Purchaser shall pay the Lessor's costs of and incidental to such consent and transfer. The Vendor warrants that on completion there will not be any breach of the Lease by the Vendor, that it will have received no notice from the lessor under the Lease which has not been complied with and that the Lease will be valid and subsisting.

15.2 In respect of the business premises at Suite 1802b, Level 28, Tower A, 821 Pacific Highway, Chatswood the Vendor shall maintain its lease of those premises until completion. The Purchaser shall not be obligated to take an assignment of the premises or continue in occupation of the premises after completion.

15.3 In respect of the business premises at Level 3, 313 Burwood Road, Hawthorn the Vendor:-

        (a) Warrants it occupies the premises as a monthly tenant and is not in breach of the lease under which it occupies the premises;

        (b) shall maintain its Lease of those premises until completion and shall use its reasonable endeavours and do such acts and sign such documents as shall be necessary to allow the Purchaser or its nominee to commence in occupation of the premises as a month to month tenant.

16.     AGREEMENTS FOR SERVICES

16.1 The Vendor shall cause Michael Peter Selig and Alan Thomas Main to enter and perform the Agreements for Services.



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                                       14


17.     NOTICES

17.1 The Vendor warrants it is not aware of any notice affecting or relating to the Business issued by any competent Authority on or before the date of this Agreement.

17.2 Prior to completion, the Vendor will comply with any statutory requirement existing at the date of this Agreement in relation to the Business.

18.     CAPACITY OF PURCHASER

18.1    The Purchaser warrants:-

        (a) It has the unrestricted right, power, authority and capacity to enter into and complete this Agreement and to perform its obligations under this Agreement;

        (b) it is a proprietary limited company duly organised, validly existing and in good standing under the Corporations Law and has full power and authority to carry on its business now being conducted, to own and operate its properties and assets and to perform its obligations under this Agreement; and

        (c) the entering into or completion of this Agreement will not, as at the date of completion, conflict or violate with any provisions of its Memorandum and Articles of Association.

19.     CAPACITY OF VENDOR

19.1    The Vendor warrants:-

        (a) It has the unrestricted right, power, authority and capacity to enter into and complete this Agreement and to perform its obligations under this Agreement;

        (b) it is a proprietary limited company duly organised, validly existing and in good standing under the Corporations Law and has full power and authority to carry on its business now being conducted, to own and operate its properties and assets and to perform its obligations under this Agreement; and

        (c) the entering into or completion of this Agreement will not, as at the date of completion, conflict or violate with any provisions of its Memorandum and Articles of Association.

        (d) Except as specifically disclosed in this Agreement or any Other Transaction Document or in the Disclosure Statement, to the best of the knowledge of the Vendor, the Vendor is not a party to or subject to any


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                                       15


               proceedings of a Court or Arbitrator involving, affecting or relating to the ownership or actual use of the Business and there are no proceedings pending or threatened against, involving, effecting or relating to the Vendor or the Business and, to the best knowledge of the Vendor, there exists no facts to serve as a basis for the institution of any proceedings or any Claim which would adversely affect the Business.

        (e) The Vendor has lodged, or will prior to completion lodge, all tax returns required by law to be lodged on or before completion whether in Australia or any other jurisdiction and all such returns have been fully and accurately completed and a full and true disclosure of all material facts has been made to the appropriate revenue authority. The Vendor warrants that there is no unresolved dispute with any authority in relation to the assessment or payment of taxation. The Vendor further warrants that all taxes which have been assessed or imposed which are due and payable prior to completion will have been paid prior to completion.

        (f) There is no agreement, arrangement or activity whether by commission or omission in which the Vendor has been knowingly concerned which infringes or has been or which is required to be authorised under Part (IV) of the Trade Practices Act, 1974 or any anti-trust legislation in relation to the Business.

        (g) Except as specifically disclosed in this Agreement or any Other Transaction Document or in the Disclosure Statement the Vendor is the beneficial owner of the Business Assets and none of the Business Assets are subject to any trust.

20.     AGENT

20.1 The Vendor warrants that no person acting as agent or broker or investment banker has acted directly or indirectly on behalf of the Vendor in connection with the sale of the Business and to the best knowledge of the Vendor no person will be entitled to any fee in the nature of commission in respect of the sale of the Business.

21.     DISCLOSURE TO PURCHASER

21.1 Prior to the entering of this Agreement the books of account and other material business records of the Vendor regarding the Business Assets have all been made available to the Purchaser and to the best knowledge of the Vendor such books and records are materially complete and correct records of the Business.

21.2 Prior to the date of this Agreement, to the best knowledge of the Vendor, the Vendor has made available to the Purchaser true, correct and complete copies of all material contracts, agreements, leases and commitments relating to or affecting the Business.

21.3 To the best knowledge of the Vendor, no representations or warranties of the Vendor contained in this Agreement or in any of the books and records and other documents of the Vendor produced to the Purchaser contain any untrue statement of material fact, nor has the Vendor omitted to disclose any material fact to the Vendor in relation to the operation and nature of the Business. There is no fact known to the Vendor which has specific application to the Vendor or the Business (other than general economic or industry conditions) and which would materially and adversely affect the Business or the ability of the Vendor to carry out its obligations under this Agreement other than as set out in the Disclosure Statement.

22.     MATERIAL CHANGE PRIOR TO COMPLETION

22.1    The Vendor warrants to the Purchaser:-

        (a) that the representations and warranties made in this Agreement are true, correct and complete as at the date of this Agreement and will be true, correct and complete as at the date of completion of this Agreement;

        (b) there is no dispute or any other occurrence, event or condition known to the Vendor (other than general economic or industry conditions) as at the date of this Agreement which could reasonably be anticipated to give rise to any legal or administrative action or to a material adverse change affecting the Business Assets or the Business or the Vendor's ability to carry out its obligations under this Agreement.

23.     SPECIFIC WARRANTIES OF VENDOR

23.1 Except as otherwise expressly disclosed in this Agreement or in the Disclosure Statement, the Vendor warrants to the Purchaser that the following representations and warranties are true, correct and complete as at the date of this Agreement and will be true, correct and complete as at the Completion Date of this Agreement:-

        (a) There is no asset, right, interest, property or agreement of any nature whatsoever in connection with the Business which is not owned by the Vendor;

        (b)    none of the Business Assets are subject to any encumbrance;

        (c) as far as the Vendor is aware, none of the Business Assets are subject to any Claim;

        (d) all wages, tax and other obligations due and payable by the Vendor to its Employees have been paid or met;

        (e) as far as the Vendor is aware, no Employee or former employee has any Claim against the Vendor;

23.2 Except as otherwise disclosed in this Agreement or in the Disclosure Statement, the entering of this Agreement by the Vendor will not conflict with or be a breach of or a default under the terms of any contract, agreement, pledge or instrument including, without limitation, the Assumed Contracts and the Distribution Agreements.

23.3 In respect of the Assumed Contracts a complete and accurate copy, including all amendments, have been delivered to the Purchaser.

23.4 In respect of the Distribution Agreements, a complete and accurate copy including all amendments, of the Distribution Agreements have been delivered to the Purchaser.

23.5 Except as otherwise disclosed in this Agreement or in the Disclosure Statement, there are no other contracts or agreements affecting the Business Assets other the Assumed Contracts and the Distribution Agreements.

23.6 The Vendor warrants that none of the Business Assets infringe any copyright of any third party.

23.7 To the best of the Vendor's knowledge, the Vendor warrants that all the Licence Agreements and all licence agreements granted pursuant to the Distribution Agreements have been entered into in the ordinary course of business and that none of the Licence Agreements and all licence agreements granted pursuant to the Distribution Agreements other than the Licence Agreements specified in Schedule Nine require the release or holding in escrow of any of the source codes of the software comprising the Intellectual Property Business Assets or contain any terms and conditions which are materially different to the terms and conditions ordinarily offered by the Vendor for the licence of its Software.

23.8 Despite any other provision of this Agreement, every warranty, condition and obligation on the Vendor is subject to the Disclosure Statement.

24.     VENDOR'S INDEMNITY AND LIMITATION ON LIABILITY

24.1 The Vendor agrees to indemnify the Purchaser from and against any Claim against the Purchaser, before or after completion of this Agreement, to the extent that the Claim arises directly from the breach of any warranty, representation or obligation on the part of the Vendor under this Agreement.

24.2 Despite any other provision of either this Agreement or any Other Transaction Document, the Vendor will only be liable to the Purchaser for a breach of any warranty, representation or obligation on the part of the Vendor under this Agreement or any Other Transaction Document or liable in tort (including but not limited to negligence), under statute or on any other basis in connection with this Agreement or any Other Transaction Document if the Vendor receives written notice of the Purchaser's claim against the Vendor within three years of the date of completion of this Agreement.

24.3 Despite any other provision of this Agreement or any Other Transaction Document, the Vendor's liability for a breach of any warranty, representation or obligation on the part of the Vendor under this Agreement or any Other Transaction Document and liability in tort (including but not limited to negligence), under statute and on any other basis in connection with this Agreement or any Other Transaction Document, other than fraud, shall be limited in the aggregate for all Claims to a maximum aggregate amount equivalent to the Total Consideration.

24.4 For the purpose of determining the Total Consideration any Stock transferred to the Vendor or any other party to the Other Transaction Documents shall have ascribed to it the same value as was ascribed to in accordance with this Agreement or the Consultancy Agreement at the time the Vendor or any other party to the Other Transaction Documents became entitled to receive the Stock.

25.     SERVICE OF NOTICES

25.1 Any notice, document or demand (called "notice") under this Agreement may be served in accordance with this clause.

25.2 The notice shall be in writing, signed by the party giving it or by that party's solicitor.

25.3 The notice shall be served on the other party or on that party's solicitor.

25.4    Particulars for the service of notices are:


            Vendor--                 Suite 7, Delwyn Court
                                     643 Newcastle Street
                                     LEEDERVILLE WA 6007

            Vendor's solicitor--     Gilbert & Tobin

            Address:                 50 Carrington Street
                                     SYDNEY NSW 2000

            Telephone:               (02) 9367 3000

            Facsimile:               (02) 9367 3111

            DX:                      10348  SYDNEY STOCK EXCHANGE

            Purchaser--              Sento Australia Pty Limited

            Address:                 Level 6
                                     51 Rawson Street
                                     EPPING NSW 2121

            Purchaser's Solicitor    Michael Osborne and Associates

            Address:                 Level 21, 1 O'Connell Street
                                     SYDNEY NSW 2000

            Telephone:              (02) 9241 1211

            Facsimile:              (02) 9221 8364

            DX:                     1113  SYDNEY

25.5 Either party may advise the other party of an additional or an altered address for the service of notices, which is within the State of New South Wales or Western Australia and is not a post office box or poste restante.

25.6    A notice may be served:

        (a) by delivering it to the party or to the party's solicitor at the address shown in clause 25.4 or notified under clause 25.5 (called "the party's address") and leaving it with the party, the solicitor or some other person accepting the notice on behalf of either of them;

        (b) by sending it by pre-paid post, correctly addressed, to the party's address;

        (c) by transmitting it on a Business day by facsimile to the party's solicitor's facsimile receiving facility indicated in clause 25.4;

25.7    A notice is considered to have been served:

        (a)    at the time of delivery;

        (b) on the third Business day after the day on which it is posted, the first Business day being the day of posting;

        (c) on the Business day on which the notice is received by the recipient's facsimile receiving facility.

26.     COSTS AND STAMP DUTY

        Each party shall pay their own costs in respect of this Agreement and the Purchaser shall pay stamp duty on the Agreement.

EXECUTED AS A DEED

THE COMMON SEAL of
FUNCTIONAL SOFTWARE
PTY LIMITED was hereunto
affixed in accordance with its Articles
of Association in the presence of:                 ............................
                                                   Director

 ..................................
Director/Secretary



THE COMMON SEAL of
SENTO AUSTRALIA PTY
LIMITED was hereunto affixed
in accordance with its Articles
of Association in the presence of:                 ............................
                                                   Director


 ..................................
Director/Secretary